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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
AT Plastics Inc.


We consent to the use of our report dated February 19, 2003, except as to Notes 1, 9 and 20 which are as of June 30, 2003, with respect to the consolidated balance sheets of AT Plastics Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated February 19, 2003, except as to Notes 1, 9 and 20 which are as of June 30, 2003, contains additional comments for U.S. readers that states that the financial statements are affected by conditions and events that cast substantial doubt on AT Plastics Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. In addition, the additional comments for U.S. readers refers to changes in accounting policies for goodwill, foreign currency translation and stock-based compensation and other stock-based payments.



(Signed) "KPMG LLP"
Edmonton, Canada
November 12, 2003